Exhibit (a)(1)(A)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OFFER LETTER

TO ALL HOLDERS OF WARRANTS

TO PURCHASE COMMON STOCK OF

HUGHES TELEMATICS, INC.

JUNE 16, 2009

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW WARRANTS THAT YOU TENDER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON JULY 16, 2009, UNLESS THE OFFER PERIOD IS EXTENDED. THE COMPANY MAY EXTEND THE OFFER PERIOD AT ANY TIME.

THE OFFER IS BEING MADE SOLELY UNDER THIS OFFER LETTER AND THE RELATED LETTER OF TRANSMITTAL AND IS BEING MADE TO ALL RECORD HOLDERS OF WARRANTS. THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF WARRANTS RESIDING IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH JURISDICTION.

HUGHES Telematics, Inc. (formerly known as Polaris Acquisition Corp., the “Company”) is making an offer, upon the terms and conditions in this Offer Letter and related Letter of Transmittal (which together constitute the “Offer”), to all holders of the Company’s outstanding warrants (the “Warrants”) to purchase an aggregate of 19,500,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to receive one share of Common Stock in exchange for each 20 Warrants tendered by the holders of Warrants. The Warrants consist of publicly traded warrants to purchase an aggregate of 15,000,000 shares of Common Stock that were issued in the Company’s initial public offering (the “Public Warrants”) and warrants to purchase an aggregate of 4,500,000 shares of Common Stock that were issued at a purchase price of $1.00 per Warrant in a private placement that closed simultaneously with the initial public offering (the “Private Warrants”). The “Offer Period” is the period commencing on June 16, 2009 and ending at 5:00 p.m., Eastern Time, on July 16, 2009, or such later date to which the Company may extend the Offer (the “Expiration Date”).

The Common Stock and Public Warrants are traded on the Over-the-Counter Bulletin Board under the symbols HUTC and HUTCW, respectively. On June 15, 2009, the last reported sale prices of such securities were $6.00 and $0.25, respectively. The Company also has a current trading market for its units (“Units”). One Unit consists of one share of Common Stock and one Public Warrant. The Units trade on the Over-the-Counter Bulletin Board under the symbol HUTCU, and on June 15, 2009, the last reported sale price of a Unit was $5.00.

The Offer is to permit holders of Warrants to tender 20 Warrants in exchange for one share of Common Stock. A holder may tender as few or as many Warrants as the holder elects, provided that Warrants are tendered in multiples of 20. The Company will not issue fractional shares of Common Stock in the Offer and will not accept Warrants in multiples of other than 20. Holders may also be entitled to exercise their Warrants for cash during the Offer Period in accordance with the terms of the Warrant if a registration statement with respect to the shares of Common Stock underlying the Warrants is declared effective.

You may tender some or all of your Warrants on these terms. If you elect to tender Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal. If you are entitled to exercise your Warrants for cash in accordance with their terms, please follow the instructions for exercise included in the Warrants. The Offer is not subject to the tender of any minimum or maximum number of Warrants.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

Investing in the Common Stock involves a high degree of risk. See Section 12 of this Offer Letter for a discussion of information that you should consider before tendering Warrants in the Offer.

The Offer will commence on June 16, 2009 (the date the materials relating to the Offer are first sent to the holders) and end on the Expiration Date.

All of the currently outstanding Warrants are subject to the Offer, including those Warrants that are a part of outstanding Units. If the Warrants you are tendering are part of Units held by you, then you must instruct your broker to separate the Warrants from the Units prior to tendering your Warrants pursuant to the Offer. For specific instructions regarding separation of Units, please see Section 2.

A detailed discussion of the Offer is contained in this Offer Letter. Holders of Warrants are strongly encouraged to read this entire package of materials, and the publicly-filed information about the Company referenced herein, before making a decision regarding the Offer.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

IMPORTANT PROCEDURES

If you want to tender some or all of your Warrants, you must do one of the following before the Offer expires:

•

if your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Warrants for you, which can typically be done electronically;

•

if you hold Warrant certificates in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver the Letter of Transmittal, together with any required signature guarantee, the certificates for your Warrants and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company, the depositary for the Offer (“Continental” or the “Depositary”); or

•

if you are an institution participating in The Depository Trust Company, called the “book-entry transfer facility” in this Offer Letter, tender your Warrants according to the procedure for book-entry transfer described in Section 2.

If you want to tender your Warrants but:

•	your certificates for the Warrants are not immediately available or cannot be delivered to the Depositary; or

•	you cannot comply with the procedure for book-entry transfer; or

•	your other required documents cannot be delivered to the Depositary before the expiration of the Offer,

then you can still tender your Warrants if you comply with the guaranteed delivery procedure described in Section 2.

TO TENDER YOUR WARRANTS, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER LETTER, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE OFFER.

WARRANTS MUST BE TENDERED IN MULTIPLES OF 20. THE COMPANY WILL NOT ISSUE FRACTIONAL SHARES OF COMMON STOCK IN THE OFFER AND WILL NOT ACCEPT WARRANTS IN MULTIPLES OF OTHER THAN 20.

If you have any question or need assistance, you should contact Morrow & Co., LLC, the Information Agent for the Offer (“Morrow” or the “Information Agent”). You may request additional copies of this Offer Letter, the Letter of Transmittal or the Notice of Guaranteed Delivery from the Information Agent. Morrow may be reached at:

Morrow & Co., LLC

470 West Avenue, Stamford, CT 06902

Warrant holders, please call Toll Free: (800) 607-0088

Banks and brokerage firms, please call: (800) 662-5200

The address of the Depositary is:

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, NY 10004

Unless otherwise stated in this Offer Letter, references to “we,” “our,” “us” or the “Company” refer to HUGHES Telematics, Inc. An investment in our Common Stock involves risks. You should carefully consider the information provided under the heading “Risk Factors” beginning on page 16.

SUMMARY

The Company	HUGHES Telematics, Inc., a Delaware corporation, with principal executive offices at 41 Perimeter Center East, Suite 400, Atlanta, GA 30346, telephone (770) 391-6400.

The Warrants	As of June 15, 2009, the Company had 15,000,000 Public Warrants and 4,500,000 Private Warrants outstanding. The Warrants are exercisable for an aggregate of 19,500,000 shares of Common Stock. Each Warrant is exercisable for one share of Common Stock at an exercise price of $7.00. By their terms, the Warrants will expire on January 10, 2012, unless sooner redeemed by the Company, as permitted under the Warrants.

Market Price of the Common Stock, Public Warrants and Units	The Common Stock and Public Warrants are listed on the Over-the-Counter Bulletin Board under the symbols HUTC and HUTCW, respectively. On June 15, 2009, the last reported sale prices of such securities were $6.00 and $0.25, respectively. The Units also trade on the Over-the-Counter Bulletin Board under the symbol HUTCU, and the last reported sale price of the Units on June 15, 2009, was $5.00.

The Offer	Until the Expiration Date, holders can tender 20 Warrants in exchange for one share of Common Stock. A holder may tender as few or as many Warrants as the holder elects, provided that Warrants are tendered in multiples of 20. The Company will not issue fractional shares of the Common Stock in the Offer and will not accept Warrants in multiples of other than 20. Holders may also be entitled to exercise their Warrants for cash during the Offer Period in accordance with the terms of the Warrant if a registration statement with respect to the shares of Common Stock underlying the Warrants is declared effective.

Reasons for the Offer	The Offer is being made to all holders of Warrants. The purpose of the Offer is to reduce the number of shares of Common Stock that would become outstanding upon the exercise of Warrants.

Expiration Date of Offer	5:00 p.m., Eastern Time, on July 16, 2009, or such date on which we may extend the Offer. All Warrants and related paperwork must be received by the Depositary by this time, as instructed herein.

Withdrawal Rights	If you tender your Warrants and change your mind, you may withdraw your tendered Warrants at any time until the Expiration Date, as described in greater detail in Section 3 herein.

Participation by Officers and Directors	To the Company’s knowledge, Marc V. Byron, one of the Company’s directors, is the only officer or director of the Company holding Warrants. Mr. Byron, through Byron Business Ventures XX, LLC, is the beneficial owner of 900,000 Private Warrants. Mr. Byron has informed the Company that he will not tender any Warrants pursuant to the Offer.

Conditions of the Offer	The conditions of the Offer are:

(A)	there shall not have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the tender of some or all of the Warrants under the Offer or otherwise relates in any manner to the Offer; and

(B)	there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company’s reasonable judgment, would or might, directly or indirectly, (i) make the acceptance for exchange of, or exchange for, some or all of the Warrants illegal or otherwise restrict or prohibit completion of the Offer; or (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for exchange or exchange some or all of the Warrants.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date.

Fractional Shares	The Company will not issue fractional shares of Common Stock in the Offer and will not accept Warrants in multiples of other than 20.

Board of Directors’ Recommendation	Our Board of Directors has approved the Offer. However, none of the Company, its directors, officers or employees, or the Information Agent makes any recommendation as to whether to tender Warrants. You must make your own decision as to whether to tender some or all of your Warrants

How to Tender Warrants	To tender your Warrants, you must complete the actions described herein under Section 2 before the Offer expires. You may also contact the Information Agent or your broker for assistance. The contact information for the Information Agent is Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902. Warrant holders, please call Toll Free: (800) 607-0088. Banks and brokerage firms, please call: (800) 662-5200.

Further Information	Please direct questions or requests for assistance, or for additional copies of this Offer Letter, Letter of Transmittal or other materials, in writing, to the Information Agent: Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902. Warrant holders, please call Toll Free: (800) 607-0088. Banks and brokerage firms, please call: (800) 662-5200.

THE OFFER

Risks of Participating In the Offer

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in Section 12 below. Holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisor as necessary before deciding whether or not to participate in the Offer. In addition, the Company strongly encourages you to read this Offer Letter in its entirety and review the documents referred to in Sections 8, 9, 12 and 13.

1.	GENERAL TERMS

Subject to the terms and conditions of the Offer, the Company is making an offer to the holders of Warrants to tender Warrants in exchange for Common Stock. For each 20 Warrants tendered, the holder will receive one share of Common Stock. A holder may tender as few or as many Warrants as the holder elects, provided that Warrants are tendered in multiples of 20. The Company will not issue fractional shares of Common Stock in the Offer and will not accept Warrants in multiples of other than 20. Holders may also be entitled to exercise their Warrants for cash during the Offer Period in accordance with the terms of the Warrant if a registration statement with respect to the shares of Common Stock underlying the Warrants is declared effective.

You may tender some or all of your Warrants on these terms. If you elect to tender Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

The Offer is not subject to the tender of any minimum or maximum number of Warrants.

The Company will not issue fractional shares of Common Stock in the Offer and will not accept Warrants in multiples of other than 20.

If you tender Public Warrants into the Offer, you will receive unlegended shares of Common Stock, which shall be freely tradable by non-affiliates of the Company. If you tender Private Warrants into the Offer, you will receive shares of Common Stock bearing a restrictive legend indicating that such shares may only be transferred pursuant to an effective registration statement or an exemption from registration under applicable securities laws. See Section 12 of this Offer Letter.

The Offer is made pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).

A.	Period of Offer

The Offer will only be open for a period beginning on June 16, 2009 and ending on the Expiration Date. The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

B.	Partial Tender Permitted

If you choose to participate in the Offer, you may tender less than all of your Warrants pursuant to the terms of the Offer, provided that Warrants are tendered in multiples of 20. The Company will not issue fractional shares of Common Stock in the Offer and will not accept Warrants in multiples of other than 20.

HOLDERS MAY ALSO BE ENTITLED TO EXERCISE THEIR WARRANTS FOR CASH DURING THE OFFER PERIOD IN ACCORDANCE WITH THE TERMS OF THE WARRANT IF A REGISTRATION STATEMENT WITH RESPECT TO THE SHARES OF COMMON STOCK UNDERLYING THE WARRANTS IS DECLARED EFFECTIVE.

C.	Board Approval of the Offer; No Recommendation; Holder’s Own Decision

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

2.	PROCEDURE FOR TENDERING WARRANTS

A.	Proper Tender of Warrants

To tender Warrants validly pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees, must be received by the Depositary at its address set forth on the last page of this document prior to the Expiration Date. The method of delivery of all required documents is at the option and risk of the tendering Warrant holders. If delivery is by mail, the Company recommends registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.

In the Letter of Transmittal, the tendering Warrant holder must: (i) set forth his, her or its name and address; (ii) set forth the number of Warrants tendered; and (iii) set forth the number of the Warrant certificate(s) representing such Warrants.

Where Warrants are tendered by a registered holder of the Warrants who has completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal, all signatures on the Letters of Transmittal must be guaranteed by an “Eligible Institution.”

An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If the Warrants are registered in the name of a person other than the signer of the Letter of Transmittal, the Warrants must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered owner(s) appear on the Warrants, with the signature(s) on the Warrants or stock powers guaranteed.

A tender of Warrants pursuant to the procedures described below in this Section will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Offer.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND WARRANTS, MUST BE MADE TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY.

NO DELIVERIES SHOULD BE MADE TO THE COMPANY, AND ANY DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY AND THEREFORE WILL NOT BE DEEMED TO BE

PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY DELIVERY. The Depositary will establish an account for the shares at The Depository Trust Company (“DTC”) for purposes of the Offer within two business days after the date of this Offer Letter. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the Depositary’s account in accordance with DTC’s procedure for such transfer. Even though delivery of Warrants may be effected through book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal (or copy thereof), with any required signature guarantee, or an Agent’s Message in the case of a book-entry transfer, and any other required documentation, must in any case be transmitted to and received by the Depositary at its address set forth on the last page of this Offer Letter prior to the Expiration Date, or the guaranteed delivery procedures set forth herein must be followed. Delivery of the Letter of Transmittal (or other required documentation) to DTC does not constitute delivery to the Depositary.

WARRANTS HELD THROUGH CUSTODIANS. If Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, you must instruct that holder to tender your Warrants on your behalf. A letter of instructions is included in these materials, and as an exhibit to the Schedule TO. The letter may be used by you to instruct a custodian to tender and deliver Warrants on your behalf.

Unless the Warrants being tendered are delivered to the Depositary by 5:00 p.m., Eastern Time, on the Expiration Date accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message, the Company may, at its option, treat such tender as invalid. Issuance of Common Stock upon tender of Warrants will be made only against the valid tender of Warrants.

GUARANTEED DELIVERY. If you want to tender your Warrants pursuant to the Offer, but (i) your Warrants are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach the Depositary prior to the Expiration Date, you can still tender your Warrants if all the following conditions are met:

(A)	the tender is made by or through an Eligible Institution;

(B)	the Depositary receives by hand, mail, overnight courier or fax, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer Letter (with signatures guaranteed by an Eligible Institution); and

(C)	the Depositary receives, within three Over-the-Counter Bulletin Board trading days after the date of its receipt of the Notice of Guaranteed Delivery:

(1)	the certificates for all tendered Warrants, or confirmation of receipt of the Warrants pursuant to the procedure for book-entry transfer as described above, and

(2)	a properly completed and duly executed Letter of Transmittal (or copy thereof), or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

In any event, the issuance of shares of Common Stock for Warrants tendered pursuant to the Offer and accepted pursuant to the Offer will be made only after timely receipt by the Depositary of Warrants, properly completed, duly executed Letter(s) of Transmittal and any other required documents.

SEPARTATION OF UNITS. If any or all of your Warrants are held as part of a Unit, you will need to separate the Unit and undertake all actions necessary to allow for tender of the separated Warrant. For information on how to separate a Unit, please see the Company’s Warrant Agreement, which is available from the warrant agent, Continental Stock Transfer & Trust Company, upon written request and without cost.

B.	Conditions of the Offer

The conditions of the Offer are:

(A)	there shall not have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the tender of some or all of the Warrants under the Offer or otherwise relates in any manner to the Offer; and

(B)	there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company’s reasonable judgment, would or might, directly or indirectly, (i) make the acceptance for exchange of, or exchange for, some or all of the Warrants illegal or otherwise restrict or prohibit completion of the Offer; or (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for exchange or exchange some or all of the Warrants.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date.

C.	Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tenders of Warrants will be determined by the Company, in its sole discretion, and its determination shall be final and binding, subject to the judgment of any court. The Company reserves the absolute right, subject to the judgment of any court, to reject any or all tenders of Warrants that it determines are not in proper form or reject Warrants that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, subject to the judgment of any court, to waive any defect or irregularity in any tender of Warrants. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

The tender of Warrants pursuant to the procedure described above will constitute a binding agreement between the tendering Warrant holder and the Company upon the terms and subject to the conditions of the Offer.

D.	Signature Guarantees

Except as otherwise provided below, all signatures on a Letter of Transmittal by a person residing in or tendering Warrants in the U.S. must be guaranteed by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed if (i) the Letter of Transmittal is signed by the registered holder of the Warrant(s) tendered therewith and such holder has not completed the box entitled “Special Delivery Instructions” or “Special Issuance Instructions” in the Letter of Transmittal; or (ii) such Warrant(s) are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

3.	WITHDRAWAL RIGHTS

Tenders of Warrants made pursuant to the Offer may be rescinded at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. If the Company extends the period of time during which the Offer is open or is delayed in accepting for exchange any Warrants pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Company may retain all Warrants tendered and tenders of such Warrants may not be rescinded except as otherwise provided in this Section 3. Notwithstanding the foregoing, tendered Warrants may also be withdrawn if the Company has not accepted the Warrants for exchange by the 40th business day after the initial commencement of the Offer.

To be effective, a written notice of withdrawal must be timely received by the Depositary at its address identified in this Offer Letter. Any notice of withdrawal must specify the name of the person who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal must be submitted to the Depositary prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Warrant holder) and the serial numbers shown on the particular certificates evidencing the Warrants to be withdrawn. Withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described in Section 2 at any time prior to the Expiration Date.

A holder of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such holder holds his, her or its Warrants. In order to withdraw previously tendered Warrants, a DTC participant may, prior to the Expiration Date, withdraw its instruction previously transmitted through the WARR PTS function of DTC’s ATOP procedures by (i) withdrawing its acceptance through the WARR PTS function, or (ii) delivering to the Depositary by mail, hand delivery or fax, a notice of withdrawal of such instruction. The notices of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the WARR PTS function to which such withdrawal relates. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered his, her or its Warrants other than through DTC should send written notice of withdrawal to the Depositary specifying the name of the Warrant holder who tendered the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by a Medallion Signature Guarantor; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an eligible guarantor institution. Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the Depositary. Selection of the method of notification is at the risk of the Warrant holder, and notice of withdrawal must be timely received by the Depositary.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding, subject to the judgments of any courts that might provide otherwise. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court.

4.	ACCEPTANCE OF WARRANTS AND ISSUANCE OF SHARES

Upon the terms and subject to the conditions of the Offer, the Company will accept for exchange Warrants validly tendered as of the Expiration Date. The Common Stock to be issued will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the Depositary of certificates for Warrants either physically or through the book-entry delivery, a properly completed and duly executed Letter of Transmittal or manually signed copy thereof and the surrender of Warrants being tendered.

For purposes of the Offer, the Company will be deemed to have accepted for exchange Warrants that are validly tendered and for which tenders are not withdrawn, unless the Company gives written notice to the Warrant holder of its non-acceptance prior to the Expiration Date.

If you tender Public Warrants into the Offer, you will receive unlegended shares of Common Stock, which shall be freely tradable by non-affiliates of the Company. If you tender Private Warrants into the Offer, you will receive shares of Common Stock bearing a restrictive legend indicating that such shares may only be transferred pursuant to an effective registration statement or an exemption from registration under applicable securities laws. See Section 12 of this Offer Letter.

5.	BACKGROUND AND PURPOSE OF THE OFFER

A.	Information Concerning HUGHES Telematics, Inc.

The Company was originally organized under the name “Polaris Acquisition Corp.” as a “blank check” company under the laws of the State of Delaware on June 18, 2007 and formed for the purpose of acquiring an operating business through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination. Its principal executive offices are located at 41 Perimeter Center East, Suite 400, Atlanta, GA 30346.

On March 31, 2009, the Company acquired all of the outstanding shares of capital stock of HUGHES Telematics, Inc. (“Old HTI”), which was immediately merged with and into the Company with the Company surviving (the “Merger”). The Company then changed its name to “HUGHES Telematics, Inc.” We are an automotive telematics services company that currently provides and is developing a suite of real-time automotive services and applications. These services and applications will be enabled through a hardware component that is factory-installed in new vehicles through multi-year contractual arrangements with automakers. In other instances, these services will be available through software provided by us that interfaces with compatible third-party hardware already installed by our automaker clients in certain vehicle models. We have contracts to be the telematics service provider in the United States to Chrysler LLC and Mercedes-Benz USA, LLC starting in late 2009 and continue to market our telematics service to other automakers. Through Networkfleet, Inc., our wholly-owned subsidiary, we currently offer remote vehicle monitoring and other data services through after-market hardware that is purchased separately and installed on existing fleet vehicles.

The Company has not paid any dividends on the Common Stock to date and does not intend to pay dividends on the Common Stock in the near future. The payment of dividends in the future will be contingent upon the Company’s revenues, earnings, capital requirements and general financial condition and is within the discretion of the Company’s Board of Directors. It is the present intention of the Company’s Board of Directors to retain all earnings for future investment and use in business operations. Accordingly, the Company’s Board of Directors does not anticipate declaring any dividends in the foreseeable future on the Common Stock.

B.	Establishment of Offer Terms; Approval of the Offer

The Company’s Board of Directors met on June 10, 2009 to approve the general terms of the Offer and established an ad hoc committee of the Board empowered to set the final terms of the Offer, including the exchange ratio of Warrants to Common Stock. On June 11, 2009, the ad hoc committee, consisting of Messrs. Africk, Leddy and Nord, met and approved the final terms of the Offer, including the exchange ratio.

C.	Purpose of the Offer

The Offer is being made to all holders of Warrants. The purpose of the Offer is to reduce the number of shares of Common Stock that would become outstanding upon the exercise of Warrants.

The Warrants acquired will be retired.

D.	Interests of Directors and Officers

The names of the executive officers and directors of the Company are set forth below. The business address for each such person is: c/o HUGHES Telematics, Inc., 41 Perimeter Center East, Suite 400, Atlanta, GA 30346, and the telephone number for each such person is (770) 391-6400.

Name	Position
Jeffrey A. Leddy	Chief Executive Officer and Director
Erik J. Goldman	President
Craig J. Kaufmann	Vice President Finance and Treasurer
Robert C. Lewis	General Counsel and Secretary
Keith J. Schneider	President of Networkfleet, Inc.
Andrew D. Africk	Director
Marc V. Byron	Director
Andrew P. Hines	Director
Warren N. Lieberfarb	Director
Steven Martinez	Director
Matthew H. Nord	Director
Aaron J. Stone	Director
Mark VanStekelenburg	Director

The Company does not beneficially own any Warrants. To the Company’s knowledge, Marc V. Byron is the only officer or director of the Company holding Warrants. Mr. Byron, through Byron Business Ventures XX, LLC, is the beneficial owner of 900,000 Private Warrants. Mr. Byron has informed the Company that he will not tender any Warrants pursuant to the Offer.

There are no present plans or proposals by the Company that relate to or would result in: (a) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (c) a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancy on the Board or to change any material term of the employment contract of any executive officer; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company’s corporate structure or business; (g) changes in the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person; (h) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (i) the suspension of the issuer’s obligation to file reports pursuant to Section 15(d) of the Exchange Act. On May 22, 2009, the Company announced its intention to voluntarily delist its Common Stock, Public Warrants and Units from the NYSE Amex and take appropriate action for such securities to be quoted on the Over-the-Counter Bulletin Board. The exchange of Warrants pursuant to the Offer will result in the acquisition by the exchanging holder of share(s) of Common Stock.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

6.	PRICE RANGE OF COMMON STOCK, WARRANTS AND UNITS

The Common Stock and Public Warrants are listed on the Over-the-Counter Bulletin Board under the symbols HUTC and HUTCW, respectively. On June 15, 2009, the last reported sale prices of the Common Stock and Warrants were $6.00 and $0.25, respectively. The Company also has a current trading market for its Units.

The Units also trade on the Over-the-Counter Bulletin Board under the symbol HUTCU, and on June 15, 2009, the closing sale price of the Units was $5.00.

The Company recommends that holders obtain current market quotations for the Common Stock, Public Warrants and Units, among other factors, before deciding whether or not to tender their Warrants.

The following table shows, by fiscal quarter, the high and low sale prices of the Common Stock, Public Warrants and Units as quoted on the NYSE Amex (until June 5, 2009) and the Over-the-Counter Bulletin Board (from June 8, 2009 onward). The Common Stock, Public Warrants and Units began trading on January 30, 2008.

	Common Stock		Public Warrants		Units
	High	Low	High	Low	High	Low
Year Ended December 31, 2008
First Quarter (from January 30, 2008)	$9.15	$9.02	$0.850	$0.400	$10.15	$9.41
Second Quarter	$9.64	$9.04	$0.850	$0.350	$10.40	$9.50
Third Quarter	$9.60	$9.10	$0.780	$0.050	$10.20	$9.41
Fourth Quarter	$9.15	$8.15	$0.515	$0.010	$9.41	$8.10

Year Ended December 31, 2009
First Quarter	$9.59	$8.78	$0.270	$0.001	$9.60	$8.91
Second Quarter (through June 15, 2009)	$8.04	$3.44	$0.750	$0.130	$8.00	$4.20

7.	SOURCE AND AMOUNT OF FUNDS

Because this transaction is an offer to holders to exchange their existing Warrants for Common Stock, there is no source of funds or other cash consideration being paid by the Company to those tendering Warrants. We will use our existing funds to pay expenses associated with the Offer, which are estimated to be approximately $0.1 million.

8.	TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES

Other than as set forth below and as set forth in the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, there are no agreements, arrangements or understandings between the Company, or any of its directors or executive officers, and any other person with respect to the Warrants.

Shareholders’ Agreement

In connection with the Merger, the initial stockholders of the Company and certain of the Old HTI stockholders entered into a shareholders’ agreement (the “Shareholders’ Agreement”) pursuant to which (i) such Old HTI stockholders accepted certain restrictions on transfer of their shares of Common Stock received at the closing of the Merger (including Common Stock underlying options received at the closing of the merger) for two years after the closing; (ii) the initial stockholders of the Company accepted certain restrictions on transfer of their shares of Common Stock for one year after the closing of the Merger, (iii) such Old HTI stockholders accepted certain restrictions on transfer of certain “earn-out” shares and options related to the Merger, (iv) the initial stockholders of the Company accepted certain restrictions on transfer of certain “earn-out” shares related to the Merger, (v) the initial stockholders of the Company and such Old HTI stockholders received certain registration rights for their shares of Common Stock, (vi) the initial stockholders of the Company and the Old HTI stockholders agreed on the composition of the Company’s Board of Directors at the time of the closing of the Merger, and (vii) the initial stockholders of the Company became entitled to one representative on the Company’s Board of Directors while (a) certain “earn-out” and indemnity shares related to the Merger remain in escrow and (b) the initial stockholders of the Company hold at least 50% of the outstanding Common Stock held by them at the closing of the Merger. Mr. Byron currently serves as the designee of the initial stockholders of the Company on the Company’s Board of Directors.

The Shareholders’ Agreement provides certain registration rights to the holders of Old HTI’s Series B convertible preferred stock (the “Series B preferred stock”), including the requirement that the Company effect a shelf registration covering all of the shares of Common Stock received by them in the Merger within six months of the closing of the Merger. Additionally, holders of the Series B preferred stock will be entitled to piggyback rights and will be separately entitled to two demand registrations and may demand an underwritten offering beginning 12 months after the closing of the Merger.

If the Company fails to meet its obligation to have a shelf registration statement covering the resale of all the shares of Common Stock received by the holders of the Series B preferred stock in the Merger declared effective within six months of the closing of the Merger, the holders of the Series B preferred stock will be entitled to receive, at the Company’s election, cash or additional shares of Common Stock equal in value to (i) $0.10 multiplied by (ii) the number of shares of Common Stock held by such purchasers, on the six month anniversary of the closing of the Merger and for every 30 day period that such shelf registration statement has not been declared effective and/or a proportionate fraction of such amount for any delay period or additional delay period of less than 30 days.

Escrow Agreement

In connection with the merger of Old HTI with and into the Company, the Company entered into an escrow agreement (the “Escrow Agreement”) with Communications Investors LLC and Continental, as escrow agent.

The purpose of the Escrow Agreement is to effectuate the earn-out and indemnity provisions of the merger agreement. In connection with the Merger, the outstanding equity securities of Old HTI were exchanged for an aggregate of 77,102,149 shares of Common Stock, comprised of 19,854,018 initial shares and 57,248,131 earn-out shares, which were issued into escrow (the “earn-out shares”). The earn-out shares will be released to the Old HTI stockholders as merger consideration in three tranches contingent upon the Common Stock meeting specified price targets over the five-year period following the closing of the Merger. The first tranche of 40%, or 22,899,253, of the earn-out shares will be released to the Old HTI stockholders if the trading price of the Common Stock equals or exceeds $20.00 (as may be adjusted or amended in accordance with the Escrow Agreement) for any 20 trading days within a 30 trading-day period between the first and fifth anniversaries of the closing of the Merger. The second tranche of 30%, or 17,174,439, of the earn-out shares will be released if the trading price of the Common Stock equals or exceeds $24.50 (as may be adjusted or amended in accordance with the Escrow Agreement) for any 20 trading days within a 30 trading-day period between the second and fifth anniversaries of the closing of the Merger. The final tranche of 30%, or 17,174,439, of the earn-out shares will be released if the trading price of the Common Stock equals or exceeds $30.50 (as may be adjusted or amended in accordance with the Escrow Agreement) for any 20 trading days within a 30 trading-day period between the third and fifth anniversaries of the closing of the Merger. If a share price target is not met within its measurement period, the earn-out shares related to the missed share price target will be cancelled by the Company.

Old HTI optionholders received as merger consideration options exercisable for an aggregate of 2,274,935 shares of Common Stock, which includes 1,751,859 earn-out options, which will be divided into three tranches of the same proportions as with the earn-out shares and will be exercisable, according to their terms, if the trading price of the Common Stock equals or exceeds the $20.00, $24.50 and $30.50 share price targets (as may be adjusted or amended in accordance with the Escrow Agreement), respectively, as specified immediately above.

In addition, the initial stockholders of the Company placed an aggregate of 1,250,000 shares of Common Stock into escrow, to be released back to them if the price target for the first tranche of earn-out shares is achieved between the first and fifth anniversaries of closing of the Merger. In connection with the Merger, the initial stockholders of the Company also transferred an aggregate of 168,000 shares of Common Stock to the Company. All such shares transferred to the Company were cancelled by the Company.

Concurrently with the closing of the Merger, 7.5%, or 1,489,053, of the 19,854,018 Common Shares received by Old HTI stockholders as merger consideration were placed into escrow as a fund for the payment of indemnification claims that may be made against Old HTI stockholders as a result of breaches of Old HTI’s covenants, representations or warranties in the merger agreement and other transaction documents. Similarly, 7.5% of each tranche of escrowed earn-out shares, or 4,293,608 of the 57,248,131 earn-out shares in the aggregate, may be used to fund the payment of such indemnification claims.

So long as any shares remain in escrow, the Old HTI stockholders will be able to vote those shares without restriction on any matter brought to a vote of the stockholders of the Company.

Other Agreements

In connection with its initial public offering and the appointment of a warrant agent for the Public Warrants, the Company entered into a Warrant Agreement with Continental. The Warrant Agreement provides for the various terms, restrictions and governing provisions that dictate all the terms of the Public Warrants.

The Company has retained Continental to act as the Depositary and Morrow to act as the Information Agent. Morrow may contact warrant holders by mail, telephone, facsimile, or other electronic means, and may request brokers, dealers, commercial banks, trust companies and other nominee warrant holders to forward material relating to the offer to beneficial owners. Each of Continental and Morrow will receive reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will be indemnified by the Company against certain liabilities and expenses in connection therewith.

9.	FINANCIAL INFORMATION REGARDING THE COMPANY

The Company incorporates by reference (i) the financial statements of HUGHES Telematics, Inc. that were furnished in the section entitled “Financial Statements” beginning on page F-16 of the proxy supplement filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 20, 2009, (ii) the financial information of HUGHES Telematics, Inc. that was furnished under Item 2.01 of the Company’s Current Report on Form 8-K filed with the SEC on April 6, 2009, and (iii) the Company’s financial statements as of and for the three month period ended March 31, 2009 that were furnished in the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 15, 2009.

The full text of all such filings with the SEC referenced above, as well as the other documents the Company has filed with the SEC prior to, or will file with the SEC subsequent to, the filing of this Offer Letter can be accessed electronically on the SEC’s website at www.sec.gov.

Summary Financial Information

The summary historical consolidated financial information set forth below is derived from the audited and unaudited consolidated financial statements incorporated herein by reference. Notwithstanding the legal form of the transaction, the Merger was accounted for under the purchase method of accounting as a reverse acquisition, equivalent to a recapitalization, through the issuance of stock by Old HTI for the net monetary assets of Polaris. Accordingly, the historical financial statements of the Company prior to March 31, 2009 are the historical financial statements of Old HTI. The consolidated financial statements of Old HTI have been retroactively restated to reflect the recapitalization of Old HTI with the shares of Company common stock issued to the Old HTI equity holders in connection with the Merger.

The summary historical consolidated balance sheet data as of December 31, 2008 and 2007 and the summary historical consolidated statement of operations data for the years ended December 31, 2008 and 2007 have been derived from Old HTI’s audited consolidated financial statements. The summary historical consolidated balance sheet data as of March 31, 2009 and the summary historical consolidated statement of operations data for the three months ended March 31, 2009 and 2008 have been derived from the Company’s unaudited consolidated financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods indicated. The results for periods of less than a full year are not necessarily indicative of the results to be expected for any interim period or for a full year.

The summary historical consolidated financial information presented below should be read in conjunction with the Company’s consolidated financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated herein by reference.

	March 31, 2009	December 31,
		2008	2007
	(in thousands, except per share data)
Consolidated Balance Sheet Data:
Cash, cash equivalents, and short-term investments	$141,556	$17,837	$22,017
Total current assets	$149,317	$32,938	$29,530
Total assets	$235,973	$108,982	$62,932
Stock repurchase obligation	$74,356	$—	$—
Total current liabilities	$98,349	$24,974	$18,366
Long-term debt	$70,108	$66,596	$—
Series A Redeemable Preferred Stock	$—	$62,092	$57,017
Total liabilities	$174,264	$159,652	$75,795
Stockholders’ (deficit) equity	$61,709	$(50,670)	$(12,863)
Book value per share	$0.68

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenues	$7,549	$5,975	$30,260	$20,352
Cost of revenues	$(3,397)	$(3,439)	$15,594	$11,869
Loss from operations	$(14,863)	$(10,101)	$(47,658)	$(33,577)
Loss before income taxes	$(80,728)	$(10,871)	$(57,467)	$(34,535)
Net loss	$(80,673)	$(10,871)	$(57,467)	$(32,333)
Net loss attributable to common stockholders	$(137,292)	$(10,871)	$(57,467)	$(32,333)
Basic and diluted loss per common share	$(27.88)	$(2.31)	$(12.19)	$(6.88)
Basic and diluted weighted average common shares outstanding	4,924,114	4,712,501	4,712,501	4,700,993

Ratio of Earnings to Fixed Charges:
Ratio of earnings to fixed charges (a)(b)	N/A	N/A	N/A	N/A

(a)	For these ratios, “earnings” represents loss before income taxes plus fixed charges. “Fixed charges” is the sum of interest expense, capitalized interest, amortization of debt discount, amortization of debt issuance costs and an estimate of the interest component of rent expense.
(b)	Due to losses during each of the periods presented, the ratio of earnings to fixed charges for those periods was less than 1.0. For the three months ended March 31, 2009 and 2008 and the years ended December 31, 2008 and 2007, the deficiency of earnings to total fixed charges was $85.4 million, $11.9 million, $70.2 million and $36.5 million for each such period, respectively.

10.	TERMINATION; AMENDMENTS; CONDITIONS

The Company expressly reserves the right, in its sole discretion, and at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

Amendments to the Offer will be made by written notice thereof to the holders of the Warrants. Material changes to information previously provided to holders of the Warrants in this Offer Letter or in documents furnished subsequent thereto will be disseminated to holders of Warrants. Also, should the Company, pursuant to the terms and conditions of the Offer, materially amend the Offer, the Company will ensure that the Offer remains open long enough to comply with U.S. federal securities laws.

The minimum period during which an offer must remain open following any material change in the terms of the offer or information concerning the offer (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought, all of which require up to 10 additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

The conditions of the Offer are:

(A)	there shall not have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the exchange of some or all of the Warrants under the Offer or otherwise relates in any manner to the Offer; and

(B)	there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company’s reasonable judgment, would or might, directly or indirectly, (i) make the acceptance for exchange of, or exchange for, some or all of the Warrants illegal or otherwise restrict or prohibit completion of the Offer; or (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for exchange or exchange some or all of the Warrants.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date.

11.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences to holders of Warrants that exchange Warrants for Common Stock pursuant to the Offer. This discussion does not address all of the tax consequences that may be relevant to a holder based on its individual circumstances and does not address tax consequences applicable to holders that may be subject to special tax rules, such as: financial institutions; insurance companies; regulated investment companies; tax-exempt organizations; dealers or traders in securities or currencies; holders that hold Common Stock or Warrants as part of a position in a straddle or a hedging, conversion or integrated transaction for U.S. federal income tax purposes; holders that are U.S. persons and that have a functional currency other than the U.S. dollar; holders that received their Warrants as compensation for the performance of services; or holders that are not U.S. persons. Moreover, this summary does not address any state, local or foreign income or other tax consequences of the exchange of Warrants for Common Stock pursuant to the Offer. Holders should consult their tax advisors as to the specific tax consequences to them of the Offer in light of their particular circumstances.

If an entity treated as a partnership for U.S. federal income tax purposes holds Warrants, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Holders owning their Warrants through a partnership should consult their tax advisors regarding the U.S. federal income tax consequence of exchanging Warrants for Common Stock pursuant to the Offer.

This summary is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative pronouncements and judicial decisions, each as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations by the Internal Revenue Service or a court, which could affect the tax consequences described herein.

The exchange of Warrants for Common Stock pursuant to the Offer will be a treated “recapitalization” pursuant to which (i) no gain or loss will be recognized on the exchange of Warrants for Common Stock, (ii) a holder’s aggregate tax basis in the Common Stock received in the exchange will equal the holder’s aggregate tax basis in its Warrants surrendered in exchange therefor, and (iii) a holder’s holding period for the Common Stock received in the exchange will include its holding period for the surrendered Warrants. Special tax basis and holding period rules apply to holders that acquired different blocks of Warrants at different prices or at different times. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances.

Certain of our “significant” stockholders and securityholders exchanging Warrants for Common Stock pursuant to the Offer may be required to furnish certain information to the IRS, including the fair market value of the holder’s Warrants exchanged for Common Stock pursuant to the Offer and certain tax basis information. Holders should consult their tax advisors as to the applicability of these reporting requirements to their particular circumstances.

12.	RISK FACTORS; FORWARD-LOOKING STATEMENTS

This Offer Letter contains forward-looking statements. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results. Certain factors, including factors outside of the Company’s control, may cause actual results to differ materially from those contained in the forward-looking statements. All forward looking statements included in this report are based on information available to the Company as of the date hereof.

An investment in our Common Stock involves a high degree of risk. Please refer to our filings with the SEC, including our Definitive Proxy Statement filed on February 12, 2009, the Proxy Supplement filed on March 20, 2009, the Current Report on Form 8-K filed on April 6, 2009 and our Quarterly Report on Form 10-Q for the period ended March 31, 2009 filed on May 15, 2009, for a discussion of these risks. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial also may impair our business operations. If any of the matters identified as potential risks materialize, our business could be harmed. In that event, the trading price of our Common Stock, Public Warrants and Units could decline.

There is no guarantee that your decision whether or not to tender your Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its shares of Common Stock in the future following the completion of the Offer. If you choose to tender some or all of your Warrants in the Offer, certain future events may cause an increase in our stock price and may result in a lower value realized now than you might realize in the future had you not agreed to exercise your Warrants. Similarly, if you do not tender your Warrants in the Offer, you will continue to bear the risk of ownership of your Warrants after the closing of the Offer, and there can be no assurance that you can sell your Warrants (or exercise them for shares of Common Stock) in the future at a higher price than would have been obtained by participating in the Offer. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

Although we are required to (and intend to) use our best efforts to have an effective registration statement covering the issuance of the shares of Common Stock underlying the Public Warrants at the time that the Public Warrant holders exercise their Public Warrants, we cannot guarantee that a registration statement will be effective, in which case the Public Warrant holders may not be able to exercise their Public Warrants. Presently, we do not have such a registration statement in place.

Holders of the Public Warrants will be able to receive shares of Common Stock upon exercise of the Public Warrants only if (i) a current registration statement under the Securities Act relating to the shares of Common Stock underlying the Public Warrants is then effective and (ii) such shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Public Warrants reside. Although we have agreed in the Warrant Agreement relating to the Public Warrants, and therefore have a contractual obligation, to use our best efforts to maintain a current registration statement covering the shares underlying the Public Warrants to the extent required by U.S. federal securities laws, we do not presently have such a registration statement in effect. Although we intend to comply with such agreement and are working to have an effective registration statement in place, we cannot give assurance that we will be able to do so. In addition, some states may not permit us to register the shares issuable upon exercise of our Public Warrants for sale. The value of the Public Warrants may be greatly reduced if a registration statement covering the shares issuable upon the exercise of the Public Warrants does not become current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of Public Warrants reside. Holders of Public Warrants who reside in jurisdictions in which the shares underlying the Public Warrants are not qualified and in which there is no exemption will be unable to exercise their Public Warrants and would either have to sell their Public Warrants in the open market or allow them to expire unexercised. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to qualify the underlying securities for sale under all applicable state securities laws.

There is not a current effective registration statement covering resale of the Private Warrants or the shares of Common Stock underlying the Private Warrants, and we cannot guarantee that any such registration statement will become or remain effective, in which case the holders of the Private Warrants may not be able to sell the Private Warrants or the shares of Common Stock they acquire upon exercise of their Private Warrants.

The Private Warrants and the shares of Common Stock underlying the Private Warrants have not been registered under the Securities Act or with any state. Accordingly, the holders of the Private Warrants are only be able to sell the Private Warrants and any shares of Common Stock that they receive upon exercise of the Private Warrants or in the Offer under an exemption from registration or if a current registration statement relating to the Private Warrants or the shares of Common Stock underlying the Private Warrants is then effective and such Private Warrants or shares of Common Stock are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the prospective purchasers of the shares reside. Although we have contractually agreed to register the underlying shares of Common Stock under certain circumstances, we do not have such a registration statement currently in effect, and although we intend to continue to comply with such agreement, we cannot give assurance that we will be able to do so.

13.	ADDITIONAL INFORMATION; MISCELLANEOUS

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer Letter is a part. This Offer Letter does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. The Company recommends that holders review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC before making a decision on whether to accept the Offer.

The Company will assess whether it is permitted to make the Offer in all jurisdictions. If the Company determines that it is not legally able to make the Offer in a particular jurisdiction after a good faith effort by the Company to comply with such jurisdiction’s statutes applicable to the Offer, the Company reserves the right to withdraw the Offer in that particular jurisdiction will inform holders of this decision, if applicable. If the Company withdraws the Offer in a particular jurisdiction, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders residing in that jurisdiction.

The Board of Directors of the Company recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors. Holders of Warrants should consult with personal their advisors if they have questions about their financial or tax situation.

The Company is subject to the information requirements of the Exchange Act and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed or furnished with the SEC, including the Schedule TO relating to the Offer, or will file or furnish with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

Sincerely,

HUGHES Telematics, Inc.

41 Perimeter Center East, Suite 400

Atlanta, Georgia 30346

(770) 391-6400

THE DEPOSITARY FOR THE OFFER IS:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

BY MAIL, HAND OR OVERNIGHT DELIVERY:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

17 BATTERY PLACE, 8TH FLOOR

NEW YORK, NY 10004

BY FAX:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

FAX: (212) 616-7610

CONFIRM BY TELEPHONE:

(212) 509-4000 ext. 536

THE INFORMATION AGENT FOR THE OFFER IS:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

(203) 658-9400

Banks and Brokerage Firms, Please Call: (800) 662-5200

Holders Call Toll Free: (800) 607-0088

ANY QUESTION OR REQUEST FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION

AGENT AT THE ADDRESS AND PHONE NUMBER LISTED ABOVE.

REQUESTS FOR ADDITIONAL COPIES OF THE OFFER LETTER, THE LETTER OF TRANSMITTAL

OR OTHER DOCUMENTS RELATED TO THE OFFER MAY ALSO BE DIRECTED TO THE

INFORMATION AGENT.